Exhibit 99.g.3
State Street Bank and Trust Company
Custody Fee Schedule
Atlantic Whitehall Funds
October 2006
Domestic Holdings
Maintain custody of fund assets. Settle portfolio purchases and sales. Report trade fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions. Monitor corporate actions. Report portfolio positions.
The fee shown below is annualized, billed and payable monthly and based on the aggregate domestic assets of all AMVESCAP funds covered by this schedule:

First	$25 billion	0.30 basis points
Next	$25 billion	0.25 basis points
Next	$25 billion	0.20 basis points
Excess		0.15 basis points
Domestic Transactions

DTC	$5.00
Fed Book Entry	$5.00
Physical Settlements	$25.00
Maturity collections	$8.00
In Kind Transfers (DTC)	$7.00
Paydowns	$3.00
Third party foreign exchange trades	$30.00
Non SSC repo (joint or individual)	$8.00
Fund of Fund Trades	$5.00
All other trades	$16.00
Written options	$20.00
Closed options	$20.00
Futures transactions – no security movement	$8.00
Affirmations	$1.00
State Street Repo	No charge
State Street FX	No charge

Global Holdings
A fee payable monthly on a pro rata basis, based on the following percentages of month end net assets and total transactions.

	BASIS POINT
COUNTRY	CHARGES	TRANSACTION FEES
Australia	2.5	$20
Austria	3	$20
Belgium	16	$40
Brazil	15	$75
Canada	2.5	$20
China	15	$100
Colombia	40	$100
Czech Rep	15	$50
Denmark	2.5	$20
Egypt	15	$50
Euroclear	2.5	$20
Finland	3	$20
France	2.5	$20
Germany	2.5	$20
Greece	35	$75
Hong Kong	8	$50
Hungary	35	$75
India	35	$75
Indonesia	5	$50
Ireland	9	$50
Israel	15	$50
Italy	3	$20
Japan	3	$20
Malaysia	15	$75
Mexico	15	$50
Morocco	40	$50
Netherlands	3	$20
New Zealand	3	$20
Norway	9	$20
Pakistan	40	$100
Philippines	15	$75
Poland	15	$50
Portugal	15	$50
Russia	15	$50
S Africa	9	$50
Singapore	9	$50
South Korea	25	$75
Spain	2.5	$20
Sweden	9	$20
Switzerland	2.5	$20
Taiwan	25	$75
Thailand	15	$75
Turkey	30	$75
UK	2.5	$20

**   Excludes: Agent, depository and local auditing fees, stamp duties and registration fees

State Street Compliance

Annual Fees per Portfolio
Compliance Reporting	$600.00
•	Copies of procedures and controls (revisions to be provided periodically) at a summary and detail level

•	Annual certification of procedures and controls by State Street

•	CCO Forums/Workshops

3rd Party Audit Review	Recovered as Out of Pocket

Board Reporting (travel expenses)	Recovered as Out of Pocket
Special Services
Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.
Balance Credits and Overdraft Charges
A credit will be applied to each portfolio’s monthly custody bill (excluding out-of-pocket expenses) based on the average collected custody Demand Deposit Account (DDA) balance at month end. This credit will be calculated by applying 90% of the 90 day T Bill rate in effect at month end. Any excess balance credits may be carried forward and applied to successive bills incurred in the same calendar year.
Overdrafts due to overspending/client error or third party agent errors will be charged at a rate of Fed Funds plus 100 basis points. Overdraft charges will be netted with credits (if any) on the custody bills.
Out-of-Pocket Expenses
A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. These out-of-pocket expenses may be adjusted based on market conditions or other circumstances. Out-of-pocket fees may include, but are not limited to the following:
-	Communications/equipment costs (telephone, lease lines etc.)

-	Postage and insurance

-	Courier service

-	Duplicating

-	Non recurring legal fees

-	Supplies related to Fund records

-	Transfer fees

-	Sub-Custodian out-of-pocket charges, market fees, registration fees, stamp duties, etc.

-	Third-party internal control review letter

-	Proxy Fees

-	Customized programming/transmissions @ $85 per hour

-	Wires ($5.00)

Atlantic Whitehall Funds		State Street Bank and Trust Company

By:	/s/ Robert Saccone	By:	/s/ Judith Charny

Title:	Vice President	Title:	Vice President

Date:	March 26, 2007	Date:	March 22, 2007